Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER REALIGNS US COMMERCIAL OPERATIONS

Dave Girard to Retire; Tony Hadzi and Joe Mancuso Add Responsibilities

GREENWOOD VILLAGE, Colorado — October 1, 2007 — CIBER, Inc. (NYSE: CBR), today announced that Dave Girard is retiring and that CIBER veterans Tony Hadzi and Joe Mancuso have been appointed to take on additional responsibilities in CIBER’s US Commercial operations, which are focused on custom software application design, development and maintenance, as well as outsourced projects and IT hosting related activities.  Tony and Joe’s focus will be on establishing greater growth and delivery excellence in these revenue bearing operations.

Dave Girard, Executive Vice President and Chief Operating Officer, is retiring.  “Dave joined us in September 2005 for 2-3 years, and leaving as we begin planning for fiscal 2008 is a natural time to organize this.  We want to thank Dave for his contributions throughout his tenure,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.

“Tony Hadzi has been with CIBER since 1998 and has steadily progressed in responsibility.  This promotion is well deserved and recognizes that he has grown operations reporting to him at above average growth rates, with good operating contributions.  Tony will be responsible for many of our US Commercial branch offices that are mostly in the West, as well as CIBER India, our hosting centers, certain of CIBER’s national practices, and domestic operational marketing.”

“Joe Mancuso has been with CIBER since 1994 and has held several operational positions over the past 13 years.  Joe’s areas are also performing well and his promotion will make him responsible for Midwestern and Eastern US Commercial branch offices, our delivery and project audit functions, domestic delivery centers, and our Travel & Hospitality consulting practice,” concluded Slingerlend.

As part of the realignment, Russ Wheeler and Dave Siebert will continue to supervise their US ERP related operations, as well as our Technology Solutions Practice, which is dedicated to design and procurement of infrastructure environments, and Ed Burns will continue to lead CIBER’s State & Local Government Practice.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., the company now serves client businesses from over 60 US offices, 20 European offices and five offices in Asia.  Operating in 18 countries, with over 8,000 employees and annual revenue of approximately $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE. www.ciber.com

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2007.